Exhibit 34.14

Report of Independent Registered Public Accounting Firm

The Board of Directors

The Corporate Trust Services division of Wells Fargo Bank, National Association:

We have examined management’s assertion, included in the accompanying Assessment of Compliance with the Applicable Servicing Criteria, that the Corporate Trust Services division of Wells Fargo Bank, National Association (the Company) complied with the Servicing Criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB (the Servicing Criteria) for residential mortgage‑backed securities (RMBS) transactions, commercial mortgage‑backed securities (CMBS) transactions, and other asset-backed securities (ABS) transactions, in each case for which the Company provides document custody services and for which either (a) some or all of the issued securities for such RMBS, CMBS, and ABS transactions were publicly offered on or after January 1, 2006 pursuant to a registration statement delivered under the Securities Act of 1933, as amended, or (b) the issued securities for such RMBS, CMBS, and ABS transactions were privately offered on or after January 1, 2006 pursuant to an exemption from registration and the Company has an obligation under the transaction agreements to deliver an assessment of compliance with the applicable Servicing Criteria under Item 1122(d) of Regulation AB; provided however that, the platform excludes any transactions for which the offered securities were issued, sponsored and/or guaranteed by any agency or instrumentality of the U.S. government or any government‑sponsored entity, other than certain RMBS transactions for which the offered securities were issued, sponsored and/or guaranteed by the Federal Deposit Insurance Company (the Document Custody Platform), as of and for the twelve months ended December 31, 2020. Management has determined that the Servicing Criteria set forth in Item 1122(d)(1)(ii), 1122(d)(1)(iv), 1122(d)(4)(i), 1122(d)(4)(ii) and 1122(d)(4)(iii) are applicable to the Company’s obligations in the related transaction agreements with respect to the Document Custody Platform as of and for the twelve months ended December 31, 2020; provided however that, with respect to the Document Custody Platform, Servicing Criterion 1122(d)(4)(iii) is applicable only as it relates to the Company’s obligation to review and maintain the required loan documents related to any additions, removals or substitutions in accordance with the transaction agreements (the Applicable Servicing Criteria), as of and for the twelve months ended December 31, 2020. Management has determined that all other Servicing Criteria set forth in Item 1122(d) are not applicable to the Document Custody Platform. With respect to applicable Servicing Criterion 1122(d)(4)(iii), management has determined that there were no activities performed during the twelve months ended December 31, 2020 with respect to the Document Custody Platform, because there were no occurrences of events that would require the Company to perform such activities. Appendix A to the Assessment of Compliance with the Applicable Servicing Criteria identifies the individual asset‑backed transactions and securities defined by management as constituting the Document Custody Platform. Management is responsible for the Company’s compliance with the Servicing Criteria. Our responsibility is to express an opinion on management’s assertion about the Company’s compliance with the Servicing Criteria based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with attestation standards established by the American Institute of Certified Public Accountants to obtain reasonable assurance and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the Servicing Criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing selected asset‑backed transactions and securities that comprise the Document Custody Platform, testing selected servicing activities related to the Document Custody Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the Servicing Criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the Servicing Criteria.

As described in the accompanying Assessment of Compliance with the Applicable Servicing Criteria, for Servicing Criteria 1122(d)(4)(i) and 1122(d)(4)(ii), the Company has engaged a vendor to perform the activities required by these Servicing Criteria for certain ABS transactions included in the Document Custody Platform. The Company has determined that this vendor is not considered a “servicer” as defined in Item 1101(j) of Regulation AB, and the Company has elected to take responsibility for assessing compliance with the Servicing Criteria applicable to this vendor as permitted by the SEC’s Compliance and Disclosure Interpretation (C&DI) 200.06, Vendors Engaged by Servicers (C&DI 200.06). As permitted by C&DI 200.06, the Company has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendor’s activities comply in all material respects with the Servicing Criteria applicable to the vendor.

The Company is solely responsible for determining that it meets the SEC requirements to apply C&DI 200.06 for the vendor and related Servicing Criteria as described in its assertion, and we performed no procedures with respect to the Company’s eligibility to apply C&DI 200.06.

In our opinion, management’s assertion that the Company complied with the aforementioned Servicing Criteria including Servicing Criteria 1122(d)(4)(i) and 1122(d)(4)(ii) for which compliance is determined based on C&DI 200.06 as described above, as of and for the twelve months ended December 31, 2020 is fairly stated, in all material respects.

/s/KPMG LLP

Chicago, Illinois

February 16, 2021

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